UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                           Programmer's Paradise, Inc.
                                (Name of Issuer)

                           Common Stock Par Value $.01
                         (Title of Class of Securities)

                                    743205106
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 743205106                   13G                   Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners III A Limited Partnership
06-1088899
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  220,803 shares of
Shares                                                  common stock
Bene-
ficially        (6)  Shared Voting Power                Not Applicable
Owned by
Each            (7)  Sole Dispositive Power             220,803 shares of
Reporting                                               common stock
Person
With            (8)  Shared Dispositive Power           Not Applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,803 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 743205106                   13G                   Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates III, Limited Partnership
06-1093520
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,803 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,803 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,803 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 743205106                   13G                   Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners II A Limited Partnership
06-1045847
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  138 shares of common
Shares                                                  stock
Bene-
ficially        (6)  Shared Voting Power                Not Applicable
Owned by
Each            (7)  Sole Dispositive Power             138 shares of common
Reporting                                               stock
Person
With            (8)  Shared Dispositive Power           Not Applicable

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   138 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

Less than 0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 743205106                   13G                   Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates II, Limited Partnership
06-1056446
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                138 shares of common
ficially                                                stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           138 shares of common
With                                                    stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   138 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

Less than 0.1%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 743205106                   13G                   Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 743205106                   13G                   Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 743205106                   13G                   Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 743205106                   13G                   Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 743205106                   13G                   Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 743205106                   13G                   Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 743205106                   13G                   Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------

Number of       (5)  Sole Voting Power                  Not Applicable
Shares
Bene-           (6)  Shared Voting Power                220,941 shares of
ficially                                                common stock
Owned by
Each            (7)  Sole Dispositive Power             Not Applicable
Reporting
Person          (8)  Shared Dispositive Power           220,941 shares of
With                                                    common stock

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   220,941 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                                       [   ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   4.6%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 Pages

                                  Schedule 13G
                                 Amendment No. 2
                          Common Stock, Par Value $.01
                               CUSIP No. 743205106

     Amendment No. 1 to the Schedule 13G is hereby amended by this Amendment No. 2, which is being filed to report options to purchase an additional 18,750 shares of Common Stock which were deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners III A Limited Partnership as of December 31, 1996. Such options were not reported on Amendment No. 1. Item 4 of this Amendment No. 2 and each cover sheet hereto have been corrected to reflect ownership of such options, as of December 31, 1996, but do not reflect changes in beneficial ownership by the Reporting Persons, or changes in outstanding shares, since December 31, 1996.

Item 1(a)  Name of Issuer:
               Programmer's Paradise, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:
               1163 Shrewsbury Avenue
               Shrewsbury, NJ 07702

Item 2(a)  Name of Person filing:

      Oak Investment Partners II A Limited Partnership
      Oak Associates II, Limited Partnership
      Oak Investment Partners III A Limited Partnership
      Oak Associates III, Limited Partnership
      Oak Management Corporation
      Bandel L. Carano
      Gerald R. Gallagher
      Edward F. Glassmeyer
      Fredric W. Harman
      Ann H. Lamont
      Eileen M. More

Item 2(b)  Address of Principal Business Office or, if none,
           Residence:
               c/o Oak Management Corporation
               One Gorham Island
               Westport, CT 06880

Item 2(c)  Citizenship:

      Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)  Title of Class of Securities:

      Common stock, $.01 par value

                                                             Page 14 of 19 Pages

Item 2(e)  CUSIP Number: 743205106

Item 3     Not Applicable.

Item 4     Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 4,778,173 shares outstanding as of November 7, 1996, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, plus the shares issuable upon exercise of the options described in the following sentence. Amounts shown as beneficially owned include currently exercisable options to purchase 138 shares of Common Stock and 18,987 shares of Common Stock which are deemed to be held by Edward F. Glassmeyer on behalf of Oak Investment Partners II A Limited Partnership, and Oak Investment Partners III A Limited Partnership, respectively.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6     Ownership of More than Five Percent on Behalf of
           Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8     Identification and Classification of Members of the Group.

     Not applicable

Item 9     Notice of Dissolution of Group.

     Not applicable

Item 10    Certification.

     Not applicable

Signature

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated May 21, 1997


                                    Oak Investment Partners II
                                    A Limited Partnership

                                    By: Oak Associates II,
                                        Limited Partnership,
                                        As General Partner


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner


                                    Oak Associates II, Limited
                                    Partnership


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    Oak Investment Partners III
                                    A Limited Partnership

                                    By: Oak Associates III,
                                        Limited Partnership,
                                        As General Partner


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    Oak Associates III, Limited
                                    Partnership


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    OAK MANAGEMENT CORPORATION


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        Name:  Edward F. Glassmeyer
                                        Title: President



                                        /s/ Bandel L. Carano
                                        ------------------------------------
                                        Bandel L. Carano



                                        /s/ Fredric W. Harman
                                        ------------------------------------
                                        Fredric W. Harman



                                        /s/ Gerald R. Gallagher
                                        ------------------------------------
                                        Gerald R. Gallagher



                                        /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        Edward F. Glassmeyer



                                        /s/ Ann H. Lamont
                                        ------------------------------------
                                        Ann H. Lamont



                                        /s/ Eileen M. More
                                        ------------------------------------
                                        Eileen M. More

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----

EXHIBIT A               Agreement of Reporting Persons                       18

                                    Exhibit A

     Each of the undersigned hereby agrees that Amendment No. 2 to the Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Programmer's Paradise, Inc. has been filed on behalf of the undersigned.

Signature:


     Dated May 21, 1997


                                    Oak Investment Partners II
                                    A Limited Partnership

                                    By: Oak Associates II,
                                        Limited Partnership,
                                        As General Partner


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner


                                    Oak Associates II, Limited
                                    Partnership


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    Oak Investment Partners III
                                    A Limited Partnership

                                    By: Oak Associates III,
                                        Limited Partnership,
                                        As General Partner


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    Oak Associates III, Limited
                                    Partnership


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        General Partner

                                    OAK MANAGEMENT CORPORATION


                                    By: /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        Name:  Edward F. Glassmeyer
                                        Title: President



                                        /s/ Bandel L. Carano
                                        ------------------------------------
                                        Bandel L. Carano



                                        /s/ Fredric W. Harman
                                        ------------------------------------
                                        Fredric W. Harman



                                        /s/ Gerald R. Gallagher
                                        ------------------------------------
                                        Gerald R. Gallagher



                                        /s/ Edward F. Glassmeyer
                                        ------------------------------------
                                        Edward F. Glassmeyer



                                        /s/ Ann H. Lamont
                                        ------------------------------------
                                        Ann H. Lamont



                                        /s/ Eileen M. More
                                        ------------------------------------
                                        Eileen M. More